MANAGEMENT SERVICES AGREEMENT

         This Management Services Agreement (this "Agreement") is entered into as of April 29, 1997, by and between WorldPort Communications, Inc., a Delaware corporation ("Consultant") and Telenational Communications Limited Partnership, a Nebraska limited partnership ("TNC").

         WHEREAS, Consultant and TNC have entered into that certain Asset Purchase Agreement, dated April 23, 1997 (the "Asset Purchase Agreement"); and

         NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as follows:

         1. Capitalized Terms. All capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

         2. Engagement. TNC hereby engages Consultant to perform and Consultant hereby agrees to perform, to the best of its abilities, management services on behalf of TNC, all upon the terms and conditions set forth herein.

         3. Term. The term of this Agreement shall commence on the date hereof and continue until the Closing under the Asset Purchase Agreement, unless sooner terminated by Consultant.

         4.  Management Services and Business Operations.

                  (a) During the term of this Agreement, Consultant shall provide to TNC day-to-day executive management services. To accomplish this, Consultant shall provide to TNC the services of the WorldPort Management Team (or such other individuals ("Successor") of comparable talent and skills as consultant designates) who shall have all of the power, authority, and duties ascribed to the position of the General Partner of TNC functioning as a chief executive officer, including authority to control and direct TNC's use and disposition of operating cash and borrowed funds and TNC's general business operations. In addition, Consultant will provide to TNC such additional services as TNC and Consultant mutually deem appropriate in TNC's best interests. Consultant shall (i) keep the General Partner of TNC generally informed of its activities, (ii) not engage the services of any other professional, the cost of which exceeds $10,000, without prior approval from such General Partner, and
(iii) not materially change the direction or operations of TNC's business without prior approval from such General Partner. In the event a dispute between the Consultant and the General Partner of TNC arises, such dispute will be referred to the board of directors of the General Partner for resolution. TNC Management shall provide to the consultant weekly written reports on the financial and operating status of TNC.

                  (b) In performing its services hereunder, Consultant shall devote its expertise and talents to the management and operation of TNC and to spend such time as is reasonably required to discharge its responsibilities and duties; provided, however, that nothing in this Agreement shall restrict Consultant, its officers, directors, shareholders, employees, and affiliates, including the WorldPort Management Team (the "Consultant Parties"), from engaging in or providing services to any other business, venture, or enterprise. In addition, nothing in this Agreement shall create, or be construed to create, any representation or promise by Consultant or any other Consulting Party regarding the viability of TNC, the ability of Consultant or the other Consulting Parties to effect the transactions contemplated by the Asset Purchase Agreement or the Plan, or the future profitability or performance of TNC.

TNC Agrees to permit the Consultant Parties to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to TNC.

         5. Potential Conflict of Interest. The parties acknowledge that pursuant to the terms of the Asset Purchase Agreement, Consultant and one or more of the Consultant Parties expect to have direct or indirect interests in TNC that create or may create conflicts or potential conflicts of interest. Such conflicts may arise due to, among other things, the status of Consultant and the other Consultant Parties as potential or existing owners of TNC assets and lenders of TNC. The parties agree that the covenants set forth in Sections 7 and 8 below are intended, among other things, to protect and exculpate Consultant and the other consultant Parties from any claims or liabilities relating to any conflicts of interest involving any of the Consultant Parties.

         6. Nature of Relationship. This Agreement creates an independent contractor relationship between TNC and Consultant and no joint venture, partnership, or fiduciary relationship is created by this Agreement. Neither Consultant nor TNC shall have any right to bind or create any obligation on the part of the other, and neither shall have any liability for the debts or obligations of the other.

         7. Indemnification. In the event any of the Consultant Parties is made a party or is threatened to be made a party to or was or is involved in or called as a witness in any action, suit or proceeding, whether civil (including bankruptcy), criminal, administrative, or investigative, and any appeal therefrom (hereinafter, collectively a "proceeding"), in connection with or related to the provision of services to TNC or its subsidiaries pursuant to the terms hereof, including any action to successfully enforce this Agreement, such Consultant Party shall be indemnified and held harmless by TNC.

         8. Covenant Not to Sue. TNC hereby agrees not to sue or assert any claim or action against any of the Consultant Parties that arises from or relates to the services of any Consultant Party (or any Successor) or any other matter relating to the services of Consultant or any Consultant Party hereunder (and whether such services were performed or omitted prior to or after the date of this Agreement), including without limitation, any claim of lender liability, equitable subordination, or otherwise, but excluding any claim arising from the willful and wanton misconduct, fraud, or gross negligence of any Consultant Party.

         9. Survival. The provisions of Sections 5, 6, 8, 9, 10 and 11 shall survive termination of this Agreement for any reason. The provisions hereof shall apply to the acts or omissions taken by any Consultant Party, notwithstanding that subsequent hereto that such party ceased to be a Consultant Party.

         10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy. A notice shall be deemed given (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied.

         (a)      If to Consultant:

                  WorldPort Communications, Inc.
                  9601 Katy Freeway, Suite 200
                  Houston, TX 77024
                  Telephone:  (
                  Fax:  (    )

                  With a copy to:

                  McDermott, Will & Emery
                  227 W. Monroe Street
                  Chicago, IL 60606
                  Fax:  (312) 984-3669
                  Attention:  Helen Friedli, P.C.

         (b)      If to TNC:

                  Telenational Communications Limited Partnership
                  7300 Woolworth Avenue
                  Omaha, NE 68124
                  Telephone:  (402) 392-1110
                  Fax:  (402) 392-1451

Any party may change its address for receiving notice by written notice given to the others named above.

         11.      Miscellaneous.

                  (a) Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  (b) Entire Agreement. This Agreement constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof..

                  (c) Amendments and Governing Law. This Agreement may be amended, modified and supplemented, or compliance with any provision hereunder waived, only by a written instrument executed by TNC and Consultant. This
Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (either of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first above written.

                              WORLDPORT TELECOMMUNICATIONS, INC.


                              By /s/ John W. Dalton
                                 ----------------------------------------
                              Its: PRESIDENT & CEO
                                   -----------------------------------------

                              TELENATIONAL COMMUNICATIONS
                              LIMITED PARTNERSHIP


                              By /s/ Edmund Blankenau
                                 ----------------------------------------
                              Its: CEO
                                   -----------------------------------------